Exhibit 10.1

Gregory Case

Aon Corporation

United States

June 27, 2025

International Assignment Extension: Chicago, Illinois to London, England

Dear Greg,

This letter serves to amend your international assignment letter effective July 1, 2016, governing the terms of your international assignment from Chicago, Illinois to London, England (your “International Assignment Letter”).

Pursuant to this letter, the term of your international assignment shall be extended an additional one year, through June 30, 2026.

Except as otherwise expressly modified herein, the terms of the International Assignment Letter, and your acknowledgment and acceptance thereof, shall continue in full force and effect.

Please confirm acceptance of the terms and conditions of this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Lisa Stevens
Lisa Stevens
Chief Administrative Officer

Acknowledged and Agreed:

/s/ Gregory Case
Gregory Case